UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      December 17, 2004

HEI, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-10078	41-0944876

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 5000, 1495 Steiger Lake Lane, Victoria, Minnesota 55386

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code:      (952) 443-2500

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     On December 16, 2004, HEI, Inc. (the “Company”) received a letter from the NASDAQ Stock Market indicating that the Company is not in compliance with the NASDAQ requirements for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) due to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended August 31, 2004 with the Securities and Exchange Commission by the December 14, 2004 deadline.

     As a result of the Company’s noncompliance, the Company’s common stock is subject to delisting from the NASDAQ National Market unless the Company requests a hearing with a NASDAQ Listing Qualifications Panel to appeal such delisting. The Company intends to make such an appeal. The Company’s common stock will remain quoted on the NASDAQ National Market pending the outcome of the appeal under the symbol HEIIE. While the Company is working diligently to complete the preparation and audit of its financial statements for the fiscal year 2004 and to file its 2004 Annual Report as promptly as possible, the Company can not provide assurances that the NASDAQ Listing Qualifications Panel will grant the Company’s request for continued listing.

     On December 17, 2004, the Company issued a press release regarding the receipt of the letter from the NASDAQ Stock Market described in this Item 3.01. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

     The following exhibit relating to Item 3.01 is filed as a part of this Current Report on Form 8-K.

Item No.	Description
99.1	Press Release entitled “HEI, Inc. Receives Notice Relating to Noncompliance With NASDAQ Listing Requirements,” issued by the Company on December 17, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEI, INC.
Date:	December 20, 2004	By	/s/ Douglas J. Nesbit
Douglas J. Nesbit
Chief Financial Officer, Treasurer, Secretary (Duly Authorized Officer)

Exhibit Index

Item No.	Description
99.1	Press Release entitled “HEI, Inc. Receives Notice Relating to Noncompliance With NASDAQ Listing Requirements,” issued by the Company on December 17, 2004.